Exhibit 10.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July __, 2011, is made by and among SAGEBRUSH GOLD LTD., a Nevada corporation (the “Company”), CONTINENTAL RESOURCES ACQUISITION SUB, INC. the Company’s wholly-owned subsidiary and a Florida corporation (“Buyer”), and CONTINENTAL RESOURCES GROUP, INC., a Delaware corporation (“Seller”).

WHEREAS, Seller has principally been engaged in exploration of  properties that may contain uranium mineralization and acquired leases and unpatented mining claims for exploration and potential development and has certain cash and other assets related thereto (the “Business”);

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, substantially all of the assets and liabilities of the Seller, all upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, in consideration for Seller and Buyer’s obligations hereunder, Company shall guarantee all of Buyer’s obligations under this Agreement, including without limitation the assumption of the Assumed Liabilities; and

WHEREAS, for federal income tax purposes, it is intended that the transactions contemplated by this Agreement shall, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and shall constitute a plan of liquidation of Seller.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.1.                                Definitions.

As used in this Agreement, the following terms have the meanings set forth below:

“Act” has the meaning set forth in Section 5.10(e).

“Affiliate” has the meaning set forth in Section 5.10(h).

“Assignment of Intellectual Property” means an assignment of Intellectual Property to be executed and delivered by Seller to Buyer at Closing, reasonably acceptable to Seller and Buyer, transferring ownership of all Intellectual Property being sold to Buyer as of the Closing Date pursuant to Section 2.1(a).

“Assignment and Assumption Agreement” means an assignment and assumption agreement to be executed and delivered by Buyer and Seller at Closing, reasonably satisfactory to Seller and Buyer, pursuant to which Buyer is assigned all right, title and interest of Seller under the Contracts and all rights, title and interest of Seller being transferred pursuant to Section 2.1(a) and Buyer assumes all of the Assumed Liabilities, in each case, as of the Closing Date.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Bill of Sale” means a bill of sale to be executed and delivered by Seller to Buyer at Closing, reasonably acceptable to Seller and Buyer, transferring ownership of all tangible Purchased Assets being sold to Buyer as of the Closing Date pursuant to Section 2.1(a).

“Books and Records” has the meaning set forth in Section 2.1(a)(v).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the U.S. are permitted or required to close by law or regulation.

“Buyer Officer’s Certificate” means a certificate, dated as of the Closing Date, duly executed by an authorized officer of Buyer, reasonably satisfactory in form to Seller.

“Claims” has the meaning set forth in Section 2.1(a)(vii).

“Closing” and “Closing Date” have the meaning set forth in Section 4.1.

 “Contracts” means contracts, leases, indentures, agreements, purchase orders and all other legally binding arrangements, whether in existence on the date hereof or subsequently entered into, including all amendments thereto.

“Company Financial Statements” has the meaning set forth in Section 6.8(a).

“Company Officer’s Certificate” means a certificate, dated as of the Closing Date, duly executed by an authorized officer of Company, reasonably satisfactory in form to Seller.

“Company SEC Documents” has the meaning set forth in Section 6.8(a).

“Effectiveness Deadline” has the meaning set forth in Section 8.4(a)(ii).

“Encumbrance” means, with respect to any asset, any imperfection of title, mortgage, charge, lien, security interest, easement, right of way, pledge or encumbrance of any nature whatsoever.

“Evaluation Date” has the meaning set forth in Section 6.8(b).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Books and Records” has the meaning set forth in Section 2.2(a).

“Exchange Act” has the meaning set forth in Section 6.8.

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Expiration Date” has the meaning set forth in Section 8.4(a)(ii)

 “Filing Deadline” has the meaning set forth in Section 8.4(a)(i).

“Financial Statements” has the meaning set forth in Section 5.11.

“Furniture and Equipment” has the meaning set forth in Section 2.1(a)(vi).

“GAAP” has the meaning set forth in Section 6.8(a).

“Governmental Entity” means any court, administrative agency or commission or other governmental authority, body or instrumentality, whether U.S. or non-U.S.

“Governmental Rule” means any law, judgment, order, decree, statute, ordinance, rule or regulation enacted, issued or promulgated by any Governmental Entity.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all U.S. and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, brand names, certification marks, trade dress, logos, trade names, domain names, assumed names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, object code, diagrams, data and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments of the foregoing (in whatever form or medium), (i) licenses, immunities, covenants not to sue and the like relating to the foregoing, and (j) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

“Knowledge” of Seller, Buyer or Company, as the case may be, means all such facts, circumstances or other information, of which such Person is actually aware or in the exercise of commercially reasonable care and diligence, would reasonably have discovered.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or known or unknown, including those arising under any Governmental Rule or action and those arising under any Contract, arrangement, commitment or undertaking, or otherwise.

“Liquidation Holdback” means $20,000.00 to be used by Seller, in its discretion, to pay at least part of the expenses to liquidate itself, pay expenses of completing its tax returns and other expenses relating to terminating all business activity.

“Other Written Information” has the meaning set forth in Section 5.10(a).

“Permitted Encumbrances” means any minor imperfections of title or similar Encumbrance that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the value or materially interfere with the use of, the Purchased Assets.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Purchase Price” has the meaning set forth in Section 3.1(a).

“Receivables” has the meaning set forth in Section 2.1(a)(iv).

“Registrable Securities” has the meaning set forth in Section 8.4(a)(i).

“Registration Statement” has the meaning set forth in Section 8.4(a)(i).

“Sarbanes” has the meaning set forth in Section 6.8(a).

“SEC” has the meaning set forth in Section 6.8(a).

“Seller Officer’s Certificate” means a certificate, dated as of the Closing Date, duly executed by an authorized officer of Seller, reasonably satisfactory in form to Buyer and Company.

“Shares” has the meaning set forth in Section 3.1(a).

“Tax(es)” means all Federal, state, local and foreign taxes, customs, duties, governmental fees and assessments, including all interest, penalties and additions with respect thereto.

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including estimated Taxes).

“Territory” means the world.

ARTICLE II.
SALE AND PURCHASE OF PURCHASED ASSETS

SECTION 2.1.                                Purchase and Sale.

(a)           Upon the terms and subject to the conditions of this Agreement, as of the date first set forth above or such later date as all of the conditions to closing will have been satisfied by the parties (the “Closing Date”), in consideration for the Purchase Price, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept, all of its right, title and interest, within the Territory, of Seller in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), including those which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(i)
the state leases and federal unpatented mining claims and other rights to exploration, including, without limitation, the assets listed on Schedule 2.1 (a) attached hereto and as set forth in the Financial Statements as owned as of the date hereof; all stock in subsidiaries, membership, joint venture, partnership and similar interests and claims, all royalty rights and claims, and all deposits, prepayments and refunds;

(ii)	all Contracts;

(iii)	all cash and cash equivalents;

(iv)	all accounts or notes receivable held by Seller (“Receivables”);

(v)
all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, price lists, distribution lists, supplier lists, sales material and records (collectively, “Books and Records”);

(vi)	all furniture, fixtures, equipment, machinery, tools, office equipment, supplies, computers and other tangible personal property (collectively, “Furniture and Equipment”);

(vii)
all rights, claims and causes of action against third parties resulting from or relating to the operation of the Business and the Purchased Assets prior to the Closing Date, including without limitation, any rights, claims and causes of actions arising under warranties from vendors, patent or trademark infringement claims, insurance and other third parties and the proceeds thereof (collectively, “Claims”) and

(viii)
all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against past, present, and future infringements thereof, and rights to protection of past, present, and future interests therein under the laws of all jurisdictions

(b)           Buyer and Company acknowledge and agree that Seller may retain for archival purposes and for purposes of complying applicable law and for legal and regulatory purposes, one or more copies of all or any part of the documentation that Seller delivers to Buyer pursuant to Section 2.1. The copies will be retained by Seller’s legal counsel and Seller agrees to treat such copies as confidential information.

SECTION 2.2.                                Excluded Assets

Notwithstanding the foregoing, the Purchased Assets shall not include only the following assets (collectively, the “Excluded Assets”);

(a)           the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller (the “Excluded Books and Records”);

(b)           the Liquidation Holdback; and

(c)           the assets, properties and rights specifically set forth on Schedule 2.2(c).

SECTION 2.3.                                Assumption of Liabilities and Obligations.

(a)           Except only as set forth in Section 2.3(b), Buyer will assume, be responsible for and pay, perform and/or otherwise discharge when due the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(i)           all obligations of Seller under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Purchased Assets either (A) to furnish goods, services, and other non-cash benefits to another party after the Closing; or (B) to pay for goods, services, and other non-cash benefits that another party will furnish to it after the Closing

(ii)           Liabilities set forth on Schedule 2.3(a).

(b)           Notwithstanding the foregoing, Buyer will not assume or be responsible or liable for any of the following Liabilities of Seller or its Affiliates (collectively, the “Excluded Liabilities”):

(i) any Liability of Seller for Taxes,

 (ii) any Liability of Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller is transferring the Purchased Assets),

(iii) any Liability of Seller for the unpaid Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise,

 (iv) any obligation of Seller to indemnify any Person (including any of Seller stockholders) by reason of the fact that such Person was a director, officer, employee, or agent of Seller or any of its subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise),

 (v) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby,

(v) any Liability or obligation of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement);

(vi) any Liability or obligation of Seller relating to dissenter or appraisal rights under applicable state law; or

 (vi)           Liabilities expressly identified on Schedule 2.3(b).

SECTION 2.4.                                Transfer Taxes.

All transfer, sales, value added, stamp duty and similar Taxes payable in connection with the transactions contemplated hereby will be paid by Seller.

ARTICLE III.
PURCHASE PRICE

SECTION 3.1.                                Purchase Price.

(a)           In exchange for the Purchased Assets, Company will (i) pay and deliver to Seller shares of the Company’s common stock, $0.0001 par value per share (the “Shares”) which shall be equal to eight (8) shares of the Company’s common stock for every ten (10) shares of the Seller’s common stock outstanding as of the Closing Date; (ii) assume the outstanding warrants to purchase shares of the Seller’s common stock and deliver to the holders of the Seller’s warrants, warrants to purchase shares of the Company’s common stock at an exercise price equal to such amount as is required pursuant to the terms of the outstanding warrants (the “Warrants”) which shall be equal to one  warrant to purchase eight (8) shares of the Company’s common stock for every warrant to purchase ten (10) shares of the Seller’s common stock outstanding on the Closing Date, and (iii)  assume the Seller’s 2010 Equity Incentive Plan and all options granted and issued thereunder such that the Company shall deliver to the Seller’s option holders, options (the “Options”) to purchase an aggregate of such number of shares of the Company’s common stock issuable under the Company’s equity incentive plan (the “Plan”) which shall be equal to one  option to purchase eight (8) shares of the Company’s common stock for every option to purchase ten (10) shares of the Seller’s common stock outstanding on the Closing Date with a strike price equal to such amount as is required pursuant to the terms of the outstanding options; such Warrant strike price and Option strike price to be determined and certified by an officer of the Company  (the “Purchase Price”), plus Buyer will assume the Assumed Liabilities on the Closing Date.  Notwithstanding the preceding, in the event the Buyer receives any non-liability boot pursuant to the transaction contemplated by this Agreement, the consideration set forth in Section 3.1(a)(ii) and (iii) above shall be limited to an amount that does not cause the 20% boot exception set forth in Section 368(a) of the Code to be exceeded.

(b)           The transactions contemplated by this Agreement, including the transfer of the Purchased Assets, the payment of the Purchase Price and the liquidation of Seller, are intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  This Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and shall constitute a plan of liquidation of Seller.  Buyer and Company, on the one hand, and Seller, on the other, agree, for all Tax purposes, to report the transactions effected pursuant to this agreement in a manner consistent with the treatment of such transactions as a reorganization under Section 368(a) of the Code, and none of them shall take a position on any Tax return, before any Tax authority or in any judicial proceeding that is, in any manner, inconsistent with such treatment without the consent of the others or unless specifically required pursuant to a determination by an applicable Tax authority.  The parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to such treatment.

ARTICLE IV.
THE CLOSING

SECTION 4.1.                                Closing Date.

The closing of the sale and transfer of Purchased Assets (a “Closing”) will take place at the offices of Seller, or at another place designated by the parties, on the first Business Day following the date on which all of the relevant conditions to each party’s obligations under this agreement have been satisfied or waived, or at such other time, date and/or place as mutually agreed to by the parties hereto (each such date being referred to herein as a “Closing Date”).  The parties agree that this Agreement and the transactions contemplated hereby shall be subject to and conditioned upon approval by the shareholders of the Seller holding at least a majority of the outstanding shares of the Seller’s common stock

SECTION 4.2.                                Transactions to Be Effected at Closing.

(a)           Seller will deliver or cause to be delivered to Buyer each of the following items, in each case appropriately executed:

(i)	the Assignment and Assumption Agreement;

(ii)	the Bill of Sale;

(iii)	the Assignment of Intellectual Property;

(iv)	original stock certificates for the Seller Subsidiaries (as defined in Section 5.13), along with an original stock power executed in blank;

(v)
all Contracts, Receivables, Books and Records, Furniture and Equipment Inventory and Claims being assigned or transferred pursuant to the Assignment and Assumption Agreement,  Bill of Sale and Assignment of Intellectual Property, other than the Excluded Assets;

(v)           all cash and cash equivalents other than the Liquidation Holdback; and

(vi)	any other documents reasonably requested in writing by Buyer in connection with the Purchased Assets.

(b)           Seller will deliver or cause to be delivered to Buyer and Company an appropriately executed Seller Officer’s Certificate dated as of the Closing Date.

(c)           Buyer will deliver or cause to be delivered to Seller each of the following items, in each case appropriately executed:

(i)	the Assignment and Assumption Agreement;

(ii)	a Bill of Sale;

(iii)	the Assignment of Intellectual Property;

(iv)	a Buyer Officer’s Certificate dated as of the Closing Date; and

(v)	any other documents reasonably requested in writing by Seller in connection with the Purchased Assets.

(d)           Company will deliver or cause to be delivered to Seller each of the following items, in each case appropriately executed:

(i)	a Company Officer’s Certificate dated as of the Closing Date; and

(ii)	any other documents reasonably requested in writing by Seller in connection with the Purchased Assets.

SECTION 4.3  ALLOCATION. The Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon the Seller. The Buyer shall deliver such allocation to the Seller within one hundred eighty (180) days after the Closing Date.  The Buyer and the Seller and their Affiliates shall report, act and file all tax returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by the Buyer.  The Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Buyer may reasonably request to prepare such allocation. Neither the Company, Buyer nor the Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer and Company that the statements contained in this Section Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the disclosure schedule accompanying this Agreement and signed by the Parties.

SECTION 5.1.                                Seller Organization; Good Standing.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite power and authority to own the Purchased Assets and to carry on its business as currently conducted.

SECTION 5.2.                                Authority; Execution and Delivery.

Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer and Company, will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

SECTION 5.3.                                Consents; No Violation, etc.

Except as set forth on Schedule 5.3, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any Governmental Rule applicable to Seller, (ii) conflict with any provision of the certificate of incorporation or by-laws (or similar organizational document) of Seller, (iii) conflict with any contract to which Seller is a party or by which it is otherwise bound, including any Contract related to any of the Purchased Assets, or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity, except, with respect to the foregoing clauses (i) and (iii), for such violations or conflicts which would not have a material adverse effect or materially interfere with Seller’s performance of its obligations hereunder or, with respect to the foregoing clause (iv), for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made or which, if not obtained or made, would not have a material adverse effect or interfere with Seller’s performance of its obligations hereunder.

SECTION 5.4.                                Title to Purchased Assets.

Seller has good and valid title to all of the Purchased Assets free and clear of all Encumbrances, other than Permitted Encumbrances.

SECTION 5.5.                                Litigation.

(a)           There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Seller, threatened against Seller, that relates to the Purchased Assets that (i) challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement, or (ii) has not been disclosed to Buyer and Company in writing prior to the execution of this Agreement.

(b)           During the twelve-month period ending on the date hereof (i) Seller has not received any written notice from any other Person challenging its ownership or rights to use any of the Purchased Assets and (ii) there has not been any, and there are no, product liability suits, claims, actions, investigations or proceedings pending or, to the Knowledge of Seller, threatened against Seller, relating to the Purchased Assets.

SECTION 5.6.                                Intentionally Omitted.

SECTION 5.7.                                No Brokers.

Seller has not entered into any agreement, arrangement or understanding with any Person or firm which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

SECTION 5.8.                                Exclusive Representations and Warranties.

Other than the representations and warranties set forth in this Article V, Seller is not making any other representations or warranties, express or implied, with respect to the Purchased Assets, and all such warranties are disclaimed.

SECTION 5.9.                                Contracts to be Assumed; Customers.

(a)           All of the Contracts are being assigned to and assumed by Buyer, including those set forth on Schedule 5.9(a). Except as further set forth on Schedule 5.9(a), to the Knowledge of Seller, there are no other Contracts related to the Purchased Assets. Each Contract that is a Purchased Asset is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity). Seller has not failed to perform any material obligation under any such Contract, has not received notice from any party claiming or alleging that Seller has breached or is in default thereunder and Seller is not (with or without lapse of time or notice, or both) in breach or default thereunder.

SECTION 5.10.                                Purchase Price.

(a)           Information on the Company.  Seller has been furnished with or has had access to such information and materials concerning the Company as have been requested by Seller.  In addition, Seller may have received in writing from the Company such other information concerning its operations, financial condition, prospects and other matters as Seller has requested in writing (such other information is collectively the “Other Written Information”) and considered all factors Seller deems material in deciding on the advisability of acquiring the Shares.

(b)           Seller has adequate means of providing for current needs and contingencies, has no need for liquidity in the investment, and is able to bear the economic risk of an investment in the Shares offered by the Company of the size contemplated herein.  The Seller represents that the Seller is able to bear the economic risk of the investment and at the present time could afford a complete loss of such investment.  The Seller has had a full opportunity to inspect the books and records of the Company and to make any and all inquiries of Company’s officers and directors regarding the Company and its business as the Seller has deemed appropriate.

(c)           Information on Seller.  The Seller, either alone or with the Seller’s professional advisers who are unaffiliated with, has no equity interest in and is not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, has sufficient knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of an investment in the Shares offered by the Company and of making an informed investment decision with respect thereto and has the capacity to protect the Seller’s own interests in connection with the Seller’s proposed investment in the Shares.

(d)           Acquisition of Shares.  Seller will acquire its Shares as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof except as contemplated by Section 7.2.

(e)           Compliance with Securities Act. Seller understands and agrees that its Shares have not been registered under the Securities Act of 1933, as amended (the “Act”) or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under  Act (based in part on the accuracy of the representations and warranties of Seller contained herein), and that such Shares must be held indefinitely unless a subsequent disposition (including, without limitation, a liquidation distribution pursuant to Section 7.2) is registered under the Act or any applicable state securities laws or is exempt from such registration.

(f)           Legend.  The initial certificate evidencing the Shares shall bear the following or similar legend:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE COMPANY, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

(g)           Communication of Offer.  The offer to acquire the Shares was directly communicated to Seller by Buyer and Company.  At no time was Seller presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(h)           Restricted Securities. Notwithstanding anything to the contrary contained in this Agreement, Seller may transfer the Shares to its Affiliates (as defined below) provided that each such Affiliate is an “accredited investor” under Regulation D and such Affiliate agrees to be bound by the terms and conditions of this Agreement.  For the purposes of this Agreement, an “Affiliate” of any Person or entity means any other Person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such Person or entity.  Affiliate includes each parent or subsidiary of a party hereto.  For purposes of this definition, “control” means the power to direct the management and policies of such Person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(i)           No Governmental Review.  Seller understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Shares or the suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

SECTION 5.11.                                Financial Statements.

The Seller’s audited consolidated balance sheets of the Seller as at March 31, 2010 and 2009 and the related audited consolidated statements of income and of cash flows of the Seller for the years then ended have been filed with the SEC and are available on SEC.com, and (ii) will deliver to the Buyer and the Company, within thirty (30) days from the Closing Date, copies of the audited consolidated balance sheets of the Seller as at March 31, 2011 and the related audited consolidated statements of income and of cash flows of the Seller for the year then ended (such audited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  Each of the Financial Statements is or will be, as the case may be, complete and correct in all material respects, will be prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by the Seller without modification of the accounting principles used in the preparation thereof and or will present fairly the financial position, results of operations and cash flows of the Seller as at the dates and for the periods indicated.

SECTION 5.12.                                Compliance with Applicable Laws

   The Seller is in compliance with all applicable laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Seller.

SECTION 5.13                                Subsidiaries. Seller has no subsidiaries except CPX Uranium, Inc., ND Energy, Inc., and Green Energy Fields, Inc. (collectively, the “Seller Subsidiaries”)

SECTION 5.14                                Intellectual Property Rights

(a)           The Seller owns or possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property relating to the Purchased Assets. The Seller owns all such Intellectual Property and does not rely on any licenses for any portion of same. Each item of the Intellectual Property relating to the Purchased Assets owned or used by Seller immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all necessary and desirable action to maintain and protect each item of the Intellectual Property relating to the Purchased Assets.

(b)                      The Intellectual Property relating to the Purchased Assets has not nor will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties; there are no facts indicating a likelihood of the foregoing; and the Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of the Seller.

(c) The Seller has taken all necessary and desirable actions to maintain and protect all of its Intellectual Property and will continue to maintain and protect all of its Intellectual Property so as not to adversely affect the validity or enforceability thereof. To the knowledge of the Seller, the owners of any of the Intellectual Property licensed to the Seller  have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.

(d)           The Seller has complied with and is presently in compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative, or regulatory laws, regulations, guidelines, and rules applicable to any Intellectual Property or to personal information and the Seller shall take all steps necessary to ensure such compliance until Closing.

SECTION 5.15 Benefit Plans. The Seller has never (i) adopted any benefit, pension or welfare plan for its employees or (ii) contributed to, has any obligation to contribute to, or has any Liability under or with respect to any such plan. No asset of the Seller is subject to any Lien under ERISA or the Code.

SECTION 5.16                                No Appraisal Rights.  No shareholder (or any other Person with an interest) of the Seller is entitled to any appraisal or dissenters rights under applicable state law in connection with this transaction. Without limiting the generality of the foregoing, the board of directors of the Seller and its shareholders have duly authorized the execution, delivery, and performance of this Agreement.

SECTION 5.17                                    Tax Matters.

(i)           The Seller has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes owed by the Seller (whether or not shown or required to be shown on any Tax Return) have been paid. There are no Liens on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)           The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(iii)           Neither the Seller nor or any director or officer (or employee responsible for Tax matters) of the Seller, expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which the Seller or any director or officer (or employee responsible for Tax matters) of the Seller has knowledge based upon personal contact with any agent of such authority.

SECTION 5.18                                Purchased Assets.

The Purchased Assets represent at least 70% of the fair market value of Seller’s gross assets and at least 90% of the fair market value of Seller’s assets net of liabilities.

SECTION 5.19   Business Purpose.

The transactions contemplated by the APA have been entered into for bona fide business purposes other than the avoidance of federal income tax.

SECTION 5.20   Assumed Liabilities.

The total liabilities of Seller being assumed by Buyer in the transactions contemplated by this Agreement are not in excess of the tax basis of the Purchased Assets for US federal income tax purposes. The Company is not assuming any liabilities of Seller. The total liabilities of Seller being assumed by Buyer are a small percentage of the value of the assets being acquired.

SECTION 5.21  Seller Subsidiaries.

The Seller hereby acknowledges and agrees that all representations and warranties made by the Seller in this Agreement shall also be deemed made by and on behalf of the Seller Subsidiaries as if the Seller Subsidiaries made such representations and warranties themselves.

SECTION 5.22                                Employees

.

Schedule 5.22 sets forth the names and wages of certain employees of Seller. This does not constitute an employment agreement with the employee, nor is he or she a third-party beneficiary of this Agreement.

SECTION 5.23 Exclusive Representations and Warranties.

Other than the representations and warranties set forth in this Article V and Article XIV, Seller is not making any other representations or warranties, express or implied, and all such warranties are disclaimed.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF COMPANY AND BUYER

The Company and the Buyer jointly and severally hereby represent and warrant to Seller that the statements contained in this Section Article VI  are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VI), except as set forth in the disclosure schedule accompanying this Agreement and signed by the Parties.

SECTION 6.1.                                Organization; Good Standing.

Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida Each of Company and Buyer has all requisite corporate power and authority to carry on its business as it is currently being conducted. Each of Company and Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 6.2.                                Authority; Execution and Delivery.

Each of Company and Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Buyer and Company and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Buyer and Company, enforceable against Buyer and Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

SECTION 6.3.                                Consents; No Violations, etc.

Except as set forth on Schedule 6.3, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any Governmental Rule applicable to either Company or Buyer, (ii) conflict with any provision of the certificate of incorporation or by-laws of either Company or Buyer, (iii) conflict with any contract to which either Company or Buyer is a party or by which it is otherwise bound or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity, except with respect to the foregoing clauses (i) and (iii), for such violations or conflicts which would not materially interfere with either Company’s or Buyer’s performance of its obligations hereunder or, with respect to the foregoing clause (iv), for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made or which, if not obtained or made, would not materially interfere with either Company’s or Buyer’s performance of its obligations hereunder.

SECTION 6.4     Litigation.

There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Buyer or Company, threatened against Buyer or Company or any of their respective Affiliates which if adversely determined would materially interfere with the ability of either party to perform its obligations hereunder.

SECTION 6.5                                No Brokers.

Neither Company nor Buyer has entered into any agreement, arrangement or understanding with any Person or firm which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

SECTION 6.6                                Intentionally Omitted.

SECTION 6.7                                Purchase Price.

(a)           The Shares sold (and the Warrants and the Options assumed) hereunder have been duly authorized by the appropriate corporate action of the Company.

(b)           The Company shall transfer title, in and to the Shares to the Seller free and clear of any and all Encumbrances, whether direct or indirect or contingent.

SECTION 6.8                                Company Reports; Financial Statements

Company has filed all reports required to be filed by it under the Act and the Securities Exchange Act of 1934 (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials being collectively referred to herein as the “Company SEC Documents”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such Company SEC Documents prior to the expiration of any such extension.  As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, and, except to the extent a report or registration statement was later amended, none of the Company SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Company included in the Company SEC Documents (together with the related notes and schedules thereto, collectively, the “Company Financial Statements”) comply in all material respects with the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis during the period involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustmentsCompany is in compliance with the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes”) currently applicable to Company.  Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company has established disclosure controls and procedures (as defined in the Exchange Act Rules 13a-15(e) and 15d-15(e)) for Company and designed such disclosure controls and procedures to ensure that material information relating to Company, including its subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared.  Company’s certifying officers have evaluated the effectiveness of Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in Company’s internal controls (as such term is defined in Item 308 of Regulation S-K) or, to Company’s knowledge, in other factors that could significantly affect Company’s internal controls.  Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

SECTION 6.9                                [Intentionally Omitted]

.

SECTION 6.10                                Tax-Free Reorganization.

This transaction shall be a tax-free reorganization under Section 368(a) of the Code, subject to compliance of the terms set forth herein.

SECTION 6.13. Exclusive Representations and Warranties.

Other than the representations and warranties set forth in this Article VI, Buyer and the Company are not making any other representations or warranties, express or implied, and all such warranties are disclaimed.

ARTICLE VII.
CERTAIN COVENANTS AND AGREEMENTS OF SELLER

SECTION 7.1.                                Post-Closing Orders and Payments.

From and after 12:01 A.M. (Eastern Daylight Time) on the day immediately following the Closing Date, Seller will promptly deliver to Buyer any payments received by Seller from third parties related to the Purchased Assets on or after the Closing Date, and refer all inquiries it will receive with respect to the Purchased Assets to Buyer.

SECTION 7.2.                                Liquidation.

From and after the Closing Date, Seller shall not engage in any business other than to the extent necessary to wind up Seller’s affairs.  Seller shall also file all tax returns required to be filed by Seller through the date of liquidation. Seller shall, as soon as reasonably possible after the Closing Date, but no later than July 1, 2012, provided that the Company has complied with its registration obligations as set forth in Section 8.4, distribute the Shares to its shareholders pursuant to the plan of liquidation which is contemplated by this Agreement.

SECTION 7.3.                                Intentionally Omitted.

SECTION 7.4.                                Cooperation with Registration

.

The Seller shall furnish to the Company and the Buyer such information regarding itself, the Shares held by it and the intended method of disposition of the Shares held by it as shall be reasonably required to effect the registration of the Registrable Securities and shall execute such documents in connection with such registration as the Company or the Buyer may reasonably request.  The Seller shall cooperate with the Company and the Buyer as reasonably requested by the Company and the Buyer in connection with the preparation and filing of the Registration Statement hereunder.

SECTION 7.5.                                Cooperation on Taxes.

Buyer and Company, on the one hand, and Seller, on the other hand, will cooperate in good faith for the purpose of maximizing the value of any tax loss carryforward amounts that could be available to Buyer or Company after the Closing. Buyer and Company, on the one hand, and Seller, on the other hand, will not knowingly take any actions that adversely affect the tax consequences of the other without the other party’s consent.

SECTION 7.6.                                Further Actions.

Following the Closing Date, Seller will use commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to satisfy the conditions to closing in order to consummate and make effective the transactions contemplated by this Agreement, and (ii) to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Furthermore, to the extent necessary following the Closing Date, Seller will use commercially reasonable efforts to take, or cause to be taken, all further actions necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement.

SECTION 7.7.                                SHAREHOLDER NOTIFICATION.

Promptly following the Seller’s receipt of the requisite shareholder consent under applicable state law approving the transactions contemplated by this Agreement, the Seller shall notify, in writing (including email), its shareholders who did not provide written consent with a summary of the transactions so approved, in accordance with applicable state law.

ARTICLE VIII.

CERTAIN COVENANTS AND AGREEMENTS OF BUYER

SECTION 8.1.                                Books and Records.

Buyer will preserve all books and records included within the Purchased Assets for applicable periods of time as required by law, and will make such books and records available for inspection and copying by Seller or its agents upon reasonable request and upon reasonable notice.

SECTION 8.2.                                Intentionally Omitted.

SECTION 8.3.                                Intentionally Omitted.

SECTION 8.4.                                Required Registration Statement.

(a)           Company hereby agrees with the Seller that:

(i)
The Company shall file or cause to be filed, no later than thirty (30) days following the later of  the Closing Date or (ii) such date that Seller delivers to the Company the Financial Statements (the “Filing Deadline”)(including all additional information concerning Seller as is required under the rules and regulations of the SEC for an acquisition of Seller), a registration statement under the Act (a “Registration Statement”), to permit the liquidation of Seller and distribution by Seller of the Shares, together with any shares of capital stock issued or issuable, from time to time, upon any reclassification, share combination, share subdivision, stock split, share dividend or similar transaction or event or otherwise as a distribution on, in exchange for or with respect to any of the foregoing (the “Registrable Securities”).

(ii)
The Company shall use its commercially reasonable efforts to cause the Registration Statement referred to in clause (i) above to be declared effective by the SEC as soon as reasonably practicable, but in no event later than twelve (12) months after the Closing Date or five (5) business days after the SEC shall have informed the Company that no review of the Registration Statement will be made or that the SEC has no further comments on the Registration Statement, whichever is earlier (the “Effectiveness Deadline”) and shall cause such Registration Statement to remain effective until such time as all Registrable Securities have been sold or are otherwise freely tradable without registration under the Act (the “Expiration Date”). If a Registration Statement covering the Registrable Securities is not filed with the SEC on or prior to the Filing Deadline, or not effective with the SEC prior to the Effectiveness Deadline, the Company will make payments to Seller, as liquidated damages and not as a penalty, in an amount equal to 1.0% of the aggregate Purchase Price paid to the Seller under this Agreement for each thirty (30)-day period or pro rata for any portion thereof following the Filing Deadline or Effectiveness Deadline, as applicable, for which no Registration Statement is filed with respect to the Registrable Securities; provided that in no event shall the aggregate liquidated damages paid pursuant to this Section 8.4(b) exceed 5.0% of the aggregate Purchase Price paid to the Seller under this Agreement. Such payments shall constitute the Seller’s exclusive monetary remedy for such events, but shall not affect the right of the Seller to seek injunctive relief. Such payments shall be made to Seller in cash or shares of capital stock of the same class as the Shares no later than five (5) business days after the end of each thirty (30)-day period, at Company’s option. Any such additional shares shall be included in the Registration Statement and as part of the Shares. Company  understands that an effective registration statement is required to enable Seller to complete the liquidation. Company’s registration obligation may be accomplished by an earlier filed registration statement that has the same effect with respect to the distribution of the Shares as part of the liquidation as the Registration Statement would have and provided that such distribution is made in a manner reasonably satisfactory to Seller.

(b)           In connection with the foregoing, Company will:

(i)	Prepare and file with the SEC a Registration Statement with respect to the Registrable Securities and use its best efforts to cause such Registration Statement to become and remain effective.

(ii)
Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Act with respect to the sale or other disposition of the Registrable Securities whenever the Seller of such securities shall desire to sell the same.

(iii)
Furnish to the Seller such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents, as the Seller may reasonably request in order to facilitate the sale of the Registrable Securities owned by the Seller.

(iv)
Register or qualify the Registrable Securities under applicable blue sky laws, and do such other reasonable acts and things as may be required in jurisdictions to which such blue sky laws apply; provided, however, that the Company shall not be obligated to file any general consent to service of process or qualify as a foreign corporation in any jurisdiction. Provided, however, to the extent that any states follow a 'merit review' standard, no registration or qualification shall be required in those states.

(v)
Furnish at the request of the Seller, on the date that the Registration Statement with respect to the Registrable Securities becomes effective, an opinion, dated as of such date, of the independent counsel representing the Company for the purposes of such registration, addressed to the Seller stating that such Registration Statement has become effective under the Act and that, to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Act.

(vi)
Use reasonable best efforts to prevent the issuance of any stop order or other order suspending the effectiveness of the Registration Statement and, if such an order is issued, to obtain the withdrawal thereof at the earliest possible time and to notify the Seller of the issuance of such order and the resolution thereof.

(vii)
Furnish to the Seller, two trading days after the date that any Registration Statement becomes effective or after a stop order has been lifted, a letter, dated such date, of outside counsel representing the Company, addressed to the Seller, confirming the effectiveness of such Registration Statement and, to the knowledge of such counsel, the absence of any stop order.

(viii)
Provide to the Seller and its representatives, if requested, the opportunity to conduct a reasonable inquiry of the Company’s financial and other records during normal business hours and make available its officers, directors and employees for questions regarding information which the Seller may reasonably request in order to fulfill any due diligence obligation on its part; provided that in the case of this clause (viii), the Company shall not be required to provide, and shall not provide, the Seller with material, non-public information unless the Seller agrees to receive such information and enters into an agreement to keep such material, nonpublic information confidential and refrain from trading in any Company security for so long as such information remains material, nonpublic information.

(c)           All of the expenses incurred in complying with the foregoing, including, without limitation, all registration and filing fees (including all expenses incident to filing with the FINRA), printing expenses, fees and disbursements of counsel for the Company, expenses of any special audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdictions, but excluding brokerage or underwriting fees or commissions, shall be paid by the Company.

(d)           The Company shall furnish to the Seller, not less than three (3) days prior to the filing of a Registration Statement or any related prospectus or amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), copies of all such documents proposed to be filed, which documents will be subject to the review of the Seller. The Company shall reflect in each such document when so filed with the SEC such comments relating to the Seller and its plan of distribution of the Registrable Securities as the Seller may reasonable propose.

(e)           (i) Each document filed or to be filed with the SEC pursuant to the Exchange Act and incorporated by reference in any Registration Statement complied or will comply when so filed in all material respects with the Exchange Act, (ii) each part of each Registration Statement, when such part shall become effective, will not contain, and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) each Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) each Registration Statement and prospectus, as may be amended or supplemented, will comply in all material respects with the Act, and (v) each prospectus, as may be amended or supplemented, will not, at the time of each sale of the Shares by the Seller, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph will not apply to statements or omissions in any Registration Statement or prospectus based upon information relating to the Seller furnished to the Company in writing by the Seller expressly for use therein.

SECTION 8.5.                                Cooperation on Taxes.

Buyer and Company, on the one hand, and Seller, on the other hand, will cooperate in good faith for the purpose of maximizing the value of any tax loss carryforward amounts that could be available to Buyer or Company after the Closing. Neither party will knowingly take any actions that adversely affect the tax consequences of the other without the other party’s consent.

SECTION 8.6.                                Further Actions.

Following the Closing Date, Buyer and Company will use commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to satisfy the conditions to closing in order to consummate and make effective the transactions contemplated by this Agreement, and (ii) to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Furthermore, to the extent necessary following the Closing Date, Buyer and Company will use commercially reasonable efforts to take, or cause to be taken, all further actions necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement.

SECTION 8.7.                                Insurance Policies.

The Buyer shall use its best efforts to maintain the current insurance policies of Seller or purchase new policies on substantially similar terms.

ARTICLE IX.
CONDITIONS

SECTION 9.1.                                Conditions to Obligations of Buyer and Company.

The obligations of each of Buyer and the Company to purchase the Purchased Assets being sold on the Closing Date and to assume the related Assumed Liabilities is subject to the satisfaction on and as of the Closing Date of each of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Seller set forth in this Agreement will be true and correct in all material respects with respect to such Purchased Assets (other than representations and warranties that contain materiality qualifications, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct as of such earlier date).

(b)           Performance of Obligations of Seller. Seller will have performed or complied in all material respects with all obligations, conditions and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           No Litigation, Injunctions, or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be threatened or in effect.

(d)           Deliveries. Seller will have duly executed and delivered to Buyer and Company, dated as of the Closing Date, the documents referred to in Section 4.2(a) and 4.2(b), respectively.

(e)           Stockholder Consent. The stockholders of Seller shall have approved this Agreement (and the plan of liquidation herein) in accordance with the requirements of applicable law.

SECTION 9.2.                                Conditions to the Obligations of Seller.

The obligations of Seller to sell, assign, convey, and deliver the Purchased Assets being sold on the Closing Date to Buyer are subject to the satisfaction on and as of the Closing Date of each of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Buyer and Company set forth in this Agreement will be true and correct in all material respects (other than representations and warranties that contain materiality qualifications, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct as of such earlier date).

(b)           Performance of Obligations of Buyer and Company. Buyer and Company will have each performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)           No Litigation, Injunctions, or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be threatened or in effect.

(d)           Deliveries. Buyer will have duly executed and delivered to Seller, dated as of the Closing Date, in each case appropriately executed, the documents referred to in the relevant subsection of Section 4.2(b).  Company will have duly executed and delivered to Seller, dated as of the Closing Date, in each case appropriately executed, the documents referred to in the relevant subsection of Section 4.2(b).

(e)           Stockholder Approval. The stockholders of Seller shall have approved this Agreement (and the plan of liquidation herein) in accordance with the requirements of applicable law.

ARTICLE X.
TERMINATION, AMENDMENT AND WAIVER

SECTION 10.1.                                Termination.

(a)           Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by mutual written consent of Seller, on the one hand, and Buyer and Company, on the other hand;`

(b)           In the event of termination of this Agreement pursuant to this Section 10.1, the transactions contemplated by this Agreement will be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i)
Buyer and Company will return all documents and other material received from Seller relating to the Purchased Assets, or the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller and, if applicable, Seller shall return the Purchase Price to Company; and

(ii)	all confidential information received by Buyer and Company with respect to Seller or the Purchased Assets will be treated as confidential information.

(c)           If this Agreement is terminated, no party hereto and none of their respective directors, officers, shareholders, Affiliates or controlling Persons shall have any further liability or obligation under this Agreement, except that nothing herein will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

SECTION 10.2.                                Amendments and Waivers.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing, Buyer or Company, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE XI.
SURVIVAL

All  of the representations and warranties of Seller, Buyer and Company contained herein or made pursuant hereto shall survive the Closing Date for a period of one year.

ARTICLE XII.
GENERAL PROVISIONS

SECTION 12.1.                                Expenses.

Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

SECTION 12.2.                                Further Assurances and Actions.

Each of the parties hereto, upon the request of the other party hereto, whether before or after the Closing and without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement. Seller, Buyer and Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

SECTION 12.3.                                Notices.

All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next business day delivery or (d) two (2) Business Days after mailing, if mailed by U.S. postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable party at the address set forth below; provided that a party may change its address for receiving notice by the proper giving of notice hereunder:

if to Seller, to:
Continental Resources Group Inc.
3266 W. Galveston Drive #101
Apache Junction, AZ 85120
Attn: Joshua Bleak, President

if to Buyer, to:
Sagebrush Gold Ltd.
110 Greene Street, Suite 403
New York, NY 10012
Attn: Sheldon Finkel

if to Company, to:
Continental Acquisition Sub, Inc.
4400 Biscayne Blvd, Ste 850
Miami, FL  33137
Attn: Barry Honig

SECTION 12.4.                                Headings

The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 12.5.                                Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 12.6.                                Counterparts.

This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

SECTION 12.7.                                Entire Agreement; No Third-Party Beneficiaries.

This Agreement and the Exhibits and Schedules hereto constitute the entire agreement and supersede all prior agreements and understandings, both written and oral (including any letter of intent, memorandum of understanding or term sheet), between or among the parties hereto with respect to the subject matter hereof. Except as specifically provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.

SECTION 12.8.                                Governing Law.

This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such State.

SECTION 12.9.                                Jurisdiction, Venue, Service of Process.

Each of the Company, Buyer and Seller agree to irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the state courts of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any such action, suit or proceeding in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 12.3 of this Agreement shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Agreement. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts.

SECTION 12.10.                                Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with its terms and that the parties hereto will be entitled to specific performance of such terms, in addition to any other remedy at law or in equity, without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.

SECTION 12.11.                                Publicity.

Either party may make any public disclosure concerning the transactions contemplated hereby that in the view of such party’s counsel may be required by law or the rules of any stock exchange on which such party’s or its Affiliates’ securities trade; provided, however, the party making such disclosure will provide the non-disclosing party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the parties hereto will coordinate with one another regarding the timing, form and content of such disclosure.

SECTION 12.12.                                Assignment.

Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may assign its rights and obligations under this Agreement, without the prior written consent of the other party, to an Affiliate or to a successor of the assigning party by reason of merger, sale of all or substantially all of its assets or any similar transaction. Any permitted assignee or successor-in-interest will assume all obligations of its assignor under this Agreement. No assignment will relieve either party of its responsibility for the performance of any obligation.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 12.13.                                Amendments and Waivers.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing, Buyer or Company, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE XIII
INDEMNIFICATION

SECTION 13.1                                Indemnity Against Claims.

(a)           The Buyer hereby agrees to indemnify and hold the Seller and its their respective officers, directors and affiliates (collectively the “Seller Indemnified Parties”), harmless from and against the following:

(i)             Any and all Liabilities, losses, damages, claims, costs and reasonable expenses suffered by the Seller Indemnified Parties (whether awarded against the Indemnified Parties or paid by the Seller Indemnified Parties in settlement of a claim as provided in Section 13.1(c) or otherwise suffered), resulting from (A) any untrue representation or breach of warranty, contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement, except to the extent that any untrue representation, breach of warranty results from any act or omission of Seller or its agents, (B) nonfulfillment of any covenant or agreement, contained in this Agreement or in any certificate, document or instrument delivered to Seller under this Agreement, except to the extent that any nonfulfillment of any covenant or agreement results from any act or omission of Seller, Sasso or their agents, (C) any and all obligations of Seller assumed by Buyer at Closing pursuant to this Agreement,  (D) the operation or ownership of the Acquired Assets on and after the Closing, including any liabilities arising under any license or contracts assumed by the Buyer pursuant to this Agreement which relate to events occurring after the Closing Date, except to the extent that such loss, liability or damage results from any act or omission of Seller or its agents;  and

(ii)           Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to any of the foregoing.

(b)           The Seller hereby jointly and severally agrees to indemnify and hold the Buyer, the Company and their officers, directors and affiliates (collectively the “Buyer Indemnified Parties”), harmless from and against the following:

(i)           Any and all Liabilities, losses, damages, claims, costs and reasonable expenses suffered by the Buyer Indemnified Parties (whether awarded against the Buyer Indemnified Parties or paid by the Buyer Indemnified Parties in settlement of a claim as provided in Section 13.1(c) or otherwise suffered), resulting from (A) any untrue representation or breach of warranty, contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement, except to the extent that any untrue representation, breach of warranty results from any act or omission of Buyer or its agents, (B) nonfulfillment of any covenant or agreement, contained in this Agreement or in any certificate, document or instrument delivered to Buyer under this Agreement, except to the extent that any nonfulfillment of any covenant or agreement results from any act or omission of Buyer or its agents, (C) any obligation of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any contract not assumed by the Buyer pursuant to this Agreement, or (D) the operation or ownership of the Purchased Assets prior to the Closing, including any liabilities relating to any licenses or contracts assumed by the Buyer pursuant to this Agreement which relate to events occurring prior the Closing Date, except to the extent that any such loss, liability or damage results from any act or omission of Buyer or its agents; and

(ii)           Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to any of the foregoing.

(c)           Any person entitled to indemnification under this Agreement (the “Indemnified Party”) shall promptly give notice (an “Indemnification Notice”) to the parties required to provide indemnification (collectively the “Indemnifying Party”) after the Indemnified Party shall have knowledge of any demands, claims, actions or causes of action (singly, a “Claim” and hereinafter referred to collectively as “Claims”) which might give rise to a Claim by the Indemnified Party against the Indemnifying Party stating the nature and basis of said Claim and amount thereof, to the extent known.  A failure to give notice hereunder shall not relieve the Indemnifying Party from the obligation hereunder unless such failure to give notice shall materially and adversely affect Indemnifying Party’s ability to defend the Claim.  Each such Indemnification Notice shall specify in reasonable detail the nature and amount of the Claim and shall, to the extent available to the Indemnified Party, include such supporting documentation as shall reasonably be necessary to apprise the Indemnifying Party of the facts giving rise to the Claim.  After the delivery of an Indemnification Notice certifying that the Indemnified Party has incurred or had asserted against it any liabilities, claims, losses, damages, costs or expenses for which indemnity may be sought in accordance with the terms of this Section 13 (the “Damages”), the Indemnified Party shall make a claim in an amount equal to the incurred Damages or asserted Damages, as the case may be, and the Indemnifying Party shall promptly reimburse the Indemnified Party for the Damages for which the Indemnified Party has incurred and not been indemnified.  In the event the amount of such Damages are not promptly reimbursed by Indemnifying Party as aforesaid, the amount of such unreimbursed Damages shall accrue interest at a rate equal to two percent (2%) above the prime rate as published in the Wall Street Journal.

(d)           With respect to any third party Claims, the Indemnifying Party may participate in the defense at any time or it may assume the defense by giving notice to the Indemnified Party.  After assuming the defense, the Indemnifying Party:

(i)           must select an attorney that is satisfactory to the Indemnified Party;

(ii)           is not liable to the Indemnified Party for any later attorney’s fees or for any other later expenses that the Indemnified Party incurs, except for reasonable investigation costs;

(iii)           must not compromise or settle the action without the Indemnified Party’s consent (unless the Claim solely is for money damages andthe Indemnified Party and its officers, directors and controlling persons receive unconditional general releases);

(iv)           is not liable for any compromise or settlement made without its consent;

(v)           If the Indemnifying Party fails to assume the defense within ten (10) days after receiving notice of the action, the Indemnifying Party is bound by any determination made in the action or by any compromise or settlement made by the Indemnified Party, and also remains liable to pay the Indemnified Party’s legal fees and expenses; and

(vi)           The Indemnified Party will cooperate fully with the Indemnifying Party in the conduct of any proceeding as to which the Indemnifying Party assumes the defense hereunder.  Such cooperation shall include (A) providing the Indemnifying Party and its counsel access to all books and records of the Indemnified Party to the extent reasonably related to such proceeding, (B) furnishing information about the Indemnified Party to the Indemnifying Party and their counsel, (C) making employees available to counsel to the Indemnifying Party, and (D) preserving the existence of and maintaining all books and records of the Indemnified Party or any other Indemnified Party that is an entity that may reasonably be deemed to be potentially relevant to any such proceeding until the proceeding is finally concluded.

(f)          The remedies provided to an Indemnified Party herein shall be cumulative and shall not preclude an Indemnified Party from asserting any other rights or seeking any other remedies against an Indemnifying Party or his or its respective heirs, successors or assigns.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

(g)          Notwithstanding anything contained herein to the contrary, Seller agrees that any amounts required to be paid to the Buyer Indemnified Parties under this Section 13 may, at the sole option of the Buyer, be withheld

 [Signature Page to be Attached]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

SAGEBRUSH GOLD LTD.

By:
Name: Sheldon Finkel
Title: Chief Executive Officer

CONTINENTAL ACQUISITION SUB, INC.

By:
Name: Barry Honig
Title: Chief Executive Officer

CONTINENTAL RESOURCES GROUP, INC.

By:
Name: Joshua Bleak
Title: President